EXHIBIT 10.1

For Execution
September 9, 2014

C. Lourenco Goncalves
2716 Aqua Vista
Ft. Lauderdale, FL 33301

Dear Lourenco:

This letter (“Letter Agreement”) sets forth the terms of your service as the Chairman, President and Chief Executive Officer of Cliffs Natural Resources Inc., (“Cliffs”) reporting to the Board of Directors (the “Board”) effective August 7, 2014 (the “Start Date”). The date that you and Cliffs have both executed this Letter Agreement shall be the ”Effective Date”.

Base Salary
Your annual base salary (“Salary”) shall be $1,200,000, paid at the rate of $100,000 per month, payable in accordance with Cliffs’ payroll policies, plans and practices, and annualized for any partial year of employment.

Executive Management Performance Incentive Plan
You will not participate in Cliffs’ Executive Management Performance Incentive Plan (“EMPI”) for 2014.

Upon your continuous employment from the Effective Date to the end of this year, you will receive a retention payment (the “Retention Payment”) of $1,200,000. If your employment terminates for any reason before December 31, 2017, you shall within 90 days of your termination, return a pro-rata portion of the Retention Payment, expressed as the product of $1,200,000 multiplied by a fraction, the numerator being the number of days from your last day of employment until December 31, 2017, and the denominator being the number of days from the Effective Date until December 31, 2017.

Commencing in 2015, you will be eligible to participate in the EMPI, subject to performance objectives to be determined by the Compensation and Organization Committee of the Board of Directors (the “Committee”) within the first ninety (90) days of the fiscal year. The annual EMPI bonus is expressed as a percentage of your Salary. Your target annual EMPI bonus is 200% of your Salary. The actual amount of your annual EMPI bonus, which can range from 0 to 200% of target, is determined based on achievement of (i) annual corporate performance objectives as determined by the Committee, and (ii) your individual performance as ratified by the Board. Your annual EMPI bonus will be prorated for any year in which you are eligible but during which you are employed for less than the full year.

Long-Term Equity Incentive Plan
The Committee has been appointed to administer this Letter Agreement in accordance with the Cliffs Amended and Restated 2012 Incentive Equity Plan. As soon as practical after the Effective Date, you will receive a grant under Cliffs’ Long Term Incentive Plan (“LTI”) (such date being the “Grant Date”) for the performance period commencing August 7, 2014 and ending December 31, 2017 (the “Performance Period”), of:

•
250,000 stock options (“Stock Options”) with an exercise price equal to the volume weighted average price (“VWAP”) of a share of Cliffs common stock (singular, a “Share” more than one, “Shares”) on the Grant Date (the “Original Price” ). Equal thirds of the Stock Options are eligible to vest on each of December 31, 2015, December 31, 2016 and December 31, 2017, subject to your continued employment through each such vesting date, and

•
400,000 performance-based restricted stock units (“PRSUs”), each of which may convert into Shares based upon Shares achieving and maintaining certain VWAP’s (Threshold VWAP, Target VWAP, or Maximum VWAP, each, a “Milestone”) for any period of ninety (90) consecutive calendar days during the Performance Period as follows:

During the Performance Period, attaining VWAP 25% greater than the Original Price (“Threshold VWAP”) for any ninety (90) consecutive calendar day period makes you eligible to convert your PRSUs into 300,000 Shares.

During the Performance Period, attaining VWAP 50% greater than the Original Price (“Target VWAP”) for any ninety (90) consecutive calendar day period makes you eligible to convert your PRSUs into 400,000 Shares.

During the Performance Period, attaining VWAP 100% greater than the Original Price (“Maximum VWAP”) for any ninety (90) consecutive calendar day period makes you eligible to convert your PRSUs into 500,000 Shares.

If Threshold VWAP has been exceeded during the Performance Period, the number of Shares earned shall be determined with straight line pro ration between each of the Milestones. The payment of Shares earned shall be made in the form of Shares (or cash, or a combination of Shares and cash, as decided by the Committee in its sole discretion), and shall be paid to you after the determination and certification by the Committee of the level of attainment of performance objectives. Payment will be no earlier than the end of the Performance Period (December 31, 2017), but in any event no later than two and one-half (2½) months after the end of the Performance Period (unless the date of payment is deferred by you pursuant to, and in compliance with, the terms of the Cliffs’ Voluntary Deferred Compensation Plan).

If Cliffs transfers for value any subsidiary, other business unit or all or substantially all of the assets of a subsidiary or business unit, the gross revenues of which subsidiary or business unit equal or exceed 10% of Cliffs’ consolidated gross revenues (as calculated based on the prior fiscal year’s reported financials), the Committee will equitably adjust the Original Price for purposes of determining the Milestones to preserve (but not increase) the level of incentives provided by the PRSU award.

In order for all or any portion of the PRSUs to convert to Shares, you must be continuously employed by Cliffs (or any of its Subsidiaries or Affiliates) during the entire Performance Period (except in the event of a Change in Control). Serving as a Director shall qualify for continuous employment. Nothing in this Agreement shall confer upon you any right to continue in the employ or service of Cliffs, or interfere in any way with Cliffs’ rights to terminate your employment or service at any time, subject to the terms of this Letter Agreement.

If you provide written notice (“Notice”) to the Board and the Secretary of Cliffs that you are resigning in 90 days because Cliffs materially breached this Letter Agreement (the “Cure Period”), and Cliffs does not have Cause (“Cause” is defined in the attachments to this Letter Agreement) to terminate your employment, and your Notice provides enough detail that the Company is able to identify and cure the breach, but does not substantially cure the breach in the Cure Period, then your resignation on or within the 60 days immediately following the Cure Period shall be deemed a termination without Cause.

If, during the Performance Period, your employment is terminated without Cause, then, within 30 days of your signing and not revoking a general release in a form acceptable to Cliffs (a “Release”), (1) if you have attained a Milestone, you will receive a number of Shares equal to the number of Shares that the PRSUs would have converted into at the end of the Performance Period had your employment continued until the end of the Performance Period, and (2) you will also vest in a pro rata percentage of the Stock Options that would have vested at the end of the year had you not been terminated without Cause, said percentage equal to a fraction, the numerator being the number of days from the beginning of the year to the date on which your employment terminated, and the denominator being 365.

Your PRSUs will convert into Shares in accordance with the conditions of this Letter Agreement. Until they convert into Shares, the PRSUs shall be subject to cancellation and forfeiture in accordance with this Letter Agreement and Cliffs Amended and Restated 2012 Equity Incentive Plan. Until converted into Shares, you may not sell, transfer, pledge, assign or otherwise alienate or hypothecate the PRSUs. Once converted into Shares, you must hold 25% of such Shares for one (1) year, during which time you may not sell, transfer, pledge, assign or otherwise alienate or hypothecate such 25% of Shares.

Commencing in 2015, you will be eligible to participate in LTI on the same basis as other members of management.

Dividends
During the Performance Period, as of each record date on which a cash dividend is to be paid for Shares, you will be credited with an amount of cash that is equivalent to the cash dividend that would have been paid on account of your PRSUs if they had been Shares. If dividends are paid in the form of Shares or PRSUs rather than cash, you will not receive as dividends such Shares or additional PRSUs, but you will instead be credited with the amount of cash that would have been paid on account of your PRSUs if they had been Shares. At the conclusion of the Performance Period, you shall receive such cash as has been credited to you as dividends and dividend equivalents, adjusted to reflect the actual number of Shares resulting from the conversion of

PRSUs after the determination and certification by the Committee of the level of attainment of performance objectives. Payment shall be no earlier than the end of the Performance Period (December 31, 2017), but in any event no later than two and one-half (2½) months after the end of the Performance Period (unless the date of payment is deferred by you pursuant to, and in compliance with, the terms of the Cliffs’ Voluntary Deferred Compensation Plan).

Under Cliffs’ Share Ownership Guidelines you will be required to achieve a Share ownership of six times your Salary within five years of your commencing and continuing employment with Cliffs.

Change in Control Agreement
The definition of “Change in Control” and the benefits available to you in the event of the termination of your employment under certain circumstances (including your termination without Cause, as Cause is defined in this Letter Agreement and attachments) within a designated period prior to or following a “change in control” transaction are set forth in an attachment to this Letter Agreement.

Supplemental Executive Retirement Plan (SERP)
You will be eligible to participate in a non-qualified retirement plan for key employees, which is meant to provide retirement benefits above the Cliffs Defined Benefit Pension Plan maximums as defined annually by the IRS.

Voluntary Non-Qualified Deferred Compensation (VNQDC)
You will be eligible to participate in Cliffs VNQDC plan beginning in January 2015, pursuant to which you will be able to elect to defer payment and taxation on up to 50% of your salary, and up to 100% of your EMPI bonus award.

Indemnification
Cliffs will indemnify you to the fullest extent permitted by law and its bylaws (including advancement of legal fees) for any action or inaction by you while serving as an officer or director of Cliffs. Cliffs will cover you under its directors and officers liability insurance and its defamation policies both during and, while potential liability exists, after termination of your employment. These indemnification and liability provisions shall survive the termination of your employment with Cliffs.

Tax Preparation and Financial Planning Assistance
Cliffs will provide up to $10,000 in annual tax preparation and financial planning assistance from a firm recommended by Cliffs or a firm of your choosing.

Legal Fees
Cliffs will reimburse you up to $25,000 for your legal fees incurred with regard to the negotiation and drafting of this agreement.

Retirement Programs
You will be eligible to participate in the Cliffs Defined Benefit Pension Plan and 401(k) Savings Plan based upon the terms of the Plans.

Benefits Choice
The Benefits Choice Program provides coverage options for medical, dental, vision, long term disability, life insurance and voluntary accidental death & dismemberment insurance. In addition,

you will have the option to purchase group universal life insurance coverage, long term care coverage and other group insurance products.

Medical/Dependent Day Care Reimbursement Accounts
You may elect to contribute on a pre-tax basis out of your salary, up to a maximum of $416.50 per month, to a Medical Reimbursement Account to cover medical, dental, vision or other medical expenses that are not otherwise covered through any other insurance plan or policy. A similar contribution may be made to a Dependent Day Care Reimbursement Account to cover day care expenses not covered through another plan or policy. Please note, any unused funds remaining in these accounts at year end are forfeited, as this is a “use it or lose it” plan.

Short-Term Disability Benefits
Short-term disability benefits are currently 100% employer paid and provide a benefit of 60% of your base salary up to a maximum of $15,000 per month. New employees are eligible for a maximum of six months of short-term disability benefits.

Wellness Program
Cliffs provides a wellness program aimed at adding quality to the lives of Cliffs’ employees and family members. A range of programs are being offered, from health fairs and health assessments to fitness and weight management activities.

Paid Time Off

Vacation Benefits
You will be eligible for four (4) weeks of vacation each calendar year.

Holidays
Eleven holidays are currently observed in a calendar year.

New Year’s Day	Thanksgiving Day
Good Friday	Thanksgiving Friday
Memorial Day	Christmas Eve
Independence Day	Christmas Day
Labor Day	2 Floating Holidays

Cliffs periodically reviews all employee benefit plans to endeavor to provide employees with competitive benefits. Accordingly, from time to time, changes may be made to meet the future needs of our employees or to conform to industry trends and practices.

Copies of the plans described above and/or summary plan descriptions, as applicable, will be provided to you, and the terms of those documents will govern your participation in those plans.

This offer is contingent on your execution of the attached Employee Invention and Secrecy Agreement and Change in Control Severance Agreement.

In accordance with Cliffs policy, this offer is for “at-will” employment with Cliffs, meaning that either Cliffs or you may terminate the employment relationship at any time, for any reason or no reason, with or without notice or Cause.

This offer letter shall be governed by the laws of the State of Ohio, without regard to the provisions thereof, or the laws of any other jurisdiction, relating to conflicts of laws which would cause the law of any jurisdiction other than the State of Ohio to apply.

We are very excited to have you join the Cliffs team. Please confirm in writing your acceptance of this offer and return it to Maurice Harapiak along with a signed Employee Invention and Secrecy Agreement, a signed Change in Control Agreement, and with your signatures witnessed.

If you have any questions or need additional information regarding the terms of this offer, please contact Maurice Harapiak at 216-694-5431.

Regards,

/s/ Douglas Taylor
Douglas Taylor
Chairman, Compensation and Organization Committee

Enclosures (Invention and Secrecy Agreement, Change in Control Severance Agreement, Change in Control Severance Compensation and Change in Control Form of Release)

Acceptance of Offer

I have read, understand and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, expressed or implied that are not set forth expressly in the foregoing letter.

/s/ C. Lourenco Goncalves	9/11/2014
C. Lourenco Goncalves	Date

/s/ James D. Graham	9/11/2014
Witness	Date

EMPLOYEE INVENTION AND SECRECY AGREEMENT

For Employees of
Cliffs Natural Resources Inc. and Associated Companies

CLIFFS NATURAL RESOURCES INC., (the “Company”) and C. Lourenco Goncalves (the “Employee”) enter into this Agreement this 11th day of September, 2014.

The Employee is about to be, employed by the Company and in connection with such employment may from time to time (i) make inventions which relate to or are useful in connection with the Company’s business, and/or (ii) have imparted to him by or through the Company confidential or secret information pertaining to the Company’s business or the business of its clients; and in consideration of said employment and the compensation paid to Employee from time to time thereunder, it is hereby agreed as follows:
1.    Inventions Assigned to the Company. All the right, title and interest of the Employee in and to any and all discoveries, inventions and improvements, whether discovered alone or jointly with others, whether patentable or unpatentable, which relate to, or are useful in connection with, any aspect of the business of the Company as carried on at the time such invention is made by the Employee, and which are made either during his employment with the Company or within a one (1) year period immediately thereafter, (hereinafter called “Inventions”), shall be and hereby are assigned to the Company or such nominee of the Company as the Company may from time to time designate.
2.    Disclosure of Inventions and Assistance in Obtaining and Maintaining Patents. Promptly upon discovery of any Invention described in paragraph 1 above, the Employee shall make a full written disclosure thereof to the Company. At any time and from time to time thereafter (regardless of whether the Employee is then working for the Company), always at the expense of the Company, the Employee shall, whenever requested, assist the Company as required by it in obtaining, maintaining and enforcing United States and foreign patents covering such Invention; for example, the Employee, upon request of the Company, will assist in the preparation of patent specifications and drawings pertaining to such Invention, execute patent applications, assignments and affidavits, give testimony, advise counsel and otherwise assist in the prosecution of patent applications and the enforcement of any patents which may ultimately issue thereon.
3.    Obligation Not to Disclose Confidential Information. Except as provided in paragraph 4, the Employee agrees that at all times, both during and after his employment with the Company, he will hold in confidence with respect to those who are not employees of the Company any and all processes, formulas, inventions, economic information, engineering data, technical and manufacturing information and know-how, sales plans and programs and other confidential information or trade secrets concerning the business of the Company or of other firms with which the Company does business, which have been or are hereafter disclosed to him by or through the Company, whether the same relate to business then being carried out or contemplated by the Company or to business then being carried out or contemplated by another firm with which the Company is doing business.
4.    Matters Which Need Not Be Kept Confidential. The Employee shall not be obligated to hold in confidence any information described in paragraph 3 above, which:

(a)	Shall, through no fault of the Employee, be in or become part of the Public Domain; or

(b)	Shall have been known by the Employee prior to his employment by the Company as evidenced by written documents.
The Company may authorize the Employee from time to time to disclose such confidential information to specific persons and at specific times. The Company may also from time to time restrict disclosure of confidential information to certain co‑employees; and in such event, the Employee shall only be entitled to disclose to and discuss confidential information with such co‑employees.
5.    Documents and Records. The Employee agrees that upon termination of his employment, he will return to the Company and will not take with him any drawings, specifications, formulas or other documents containing confidential information of the Company or of other firms with which the Company does business or any reproduction thereof.
6.    Inventions To Be Excluded from This Agreement. The Employee has at the time of execution of this Agreement made no invention, patented or unpatented, except those heretofore specifically assigned to the Company and those identified as follows:*

IF NO INVENTIONS ARE TO BE LISTED IN THE ABOVE SPACE, WRITE “NONE”.
7.    Heirs and Assigns. This Agreement shall have application from the date of employment of the Employee with the Company, is binding upon the Employee, his heirs, executors, administrators and assigns, and shall inure to the benefit of the Company, its successors and assigns IN WITNESS WHEREOF, the parties have caused this Agreement to be executed below.

Executed in the presence of:

/s/ James D. Graham	/s/ C. Lourenco Goncalves
Witness for C. Lourenco Goncalves	C. Lourenco Goncalves

CLIFFS NATURAL RESOURCES INC.
By:	/s/ Maurice Harapiak
Title:	EVP HR